Exhibit (b)(2)

CREDIT SUISSE (Switzerland) Ltd. Paradeplatz 8 8001 Zurich

04 190219 008154

General Deed of Pledge

Pledgor

Name(s), first name(s)/Company

The Capri Family Foundation

Client

Name(s), first name(s)/Company

The Capri Family Foundation

1.    The Pledgor hereby grants Credit Suisse (Switzerland) Ltd. (hereinafter referred to as the Bank) a right of lien on all of his/her current and future assets, rights, and claims (hereinafter referred to as the “pledged assets”) vis-a-vis the Bank.

In particular, this right of lien applies to:

■	all book-entry securities that are credited to a securities portfolio held at the Bank by the Pledgor;

■	all securities, unsecuritized rights, holdings in precious metal safekeeping accounts, and other assets held in safekeeping and/or managed by the Bank or held elsewhere in the Bank’s name and for its disposal, but for the Pledgor’s account, as well as any restitution claims resulting thereof, now or in the future;

■	all of the Pledgor’s assets in all accounts held at the Bank, in Swiss francs and in foreign currencies;

■	rights and claims from fiduciary investments made by the Bank for the Pledgor’s account;

■	Precious metal and coin accounts.

The right of lien also covers all forfeited, current, and future accessory rights such as interest, dividend payments, subscription rights, etc.

Securities that are not in bearer form are pledged to the Bank in accordance with Article 901, para. 2 of the Swiss Civil Code (hereinafter referred to as the “SCC”).

2.    The purpose of the right of lien is to secure any and all claims of the Bank against the Client arising from any agreements or contracts already concluded or to be entered into in the future within the context of business relationships, as well as claims on other legal grounds resulting from business operations with the Client. This applies to both the principal of such claims as well as the accrued and maturing interest, commissions, charges, fees, costs, and other debits. This right of lien also applies to any right of the Bank to be indemnified and held harmless, especially when claims are asserted against it by third parties (including issuers, liquidators, legal administrators, bankruptcy administrators, institutions, and government authorities) in connection with transactions conducted or assets held on behalf of the Client. In the case of several claims, the Bank will determine against which claims the collateral or liquidation proceeds will be credited.

To be completed by the Bank		Signature of Pledgor checked: Zurich, 21.9.18 Date, signature and stamp
09030 105030 Client no. (CIF) of the Pledgor	0835-2394803-5	Zrinka Ugarkovic SYEE1 /A985767
+41 44 332 15 33

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3.     Where mortgage deeds, commercial paper or negotiable instruments, goods and chattels or securities issued on the basis of goods are pledged as collateral, the Pledgor is liable for the customary insurance of the pledged property and/or the real estate, properties, items, and goods represented thereby. The Pledgor hereby assigns to the Bank all insurance and other private or public law compensation claims (including expropriation compensation) accruing to him/her with respect to the aforementioned items, and the Bank is entitled to make the necessary communications and collect such proceeds or indemnification and to give receipt on his/her behalf.

4.     This pledge is in addition to and independent of any existing or future security of the Bank and will remain in force until such time as the obligations toward the Bank have been fulfilled in their entirety. The release of individual assets from this pledge will not affect the Bank’s right of lien in respect of the other pledged assets. In the event that collateral is exchanged, the new items will be subject to this pledge without further formalities. The entire asset is subject to this pledge, even if its value is increased by reason of additional payments, or for any other reason.

5.     If according to the Bank’s collateral value guidelines, the value of the pledged assets is no longer sufficient to secure the Bank’s claims, the Bank may require the Client to submit additional collateral and/or to repay a corresponding portion of the debt. If the Client does not comply with this request within the period stipulated by the Bank, all of the Bank’s claims against the Client will fall due without further notice.

If claims of the Bank are due, it shall be authorized to liquidate the pledged assets and use the proceeds to satisfy its claims after deduction of expenses and costs. The Bank may, at its discretion, instigate ordinary debt collection proceedings against the client, realize the pledged assets by forced execution or, after giving prior notice to the Pledgor, it may liquidate the collateral by private contract, and in particular it may contract on its own account.

If the Bank refrains from liquidating pledged assets, this will not constitute a waiver of the Bank’s aforementioned right nor shall this result in any responsibilities for the Bank.

6.     If the deed of pledge is issued on behalf of third parties, all communications will be deemed to have been duly transmitted if sent to the Client. The Pledgor undertakes to cooperate when transferring the pledged assets to a new buyer. Pledged securities that are not in bearer form are hereby assigned to the Bank in blank in case it should become necessary to liquidate them.

7.     In the case of pledged mortgage deeds and other claims secured by real property, the Pledgor himself/ herself must take all necessary measures, such as applications, notices of termination, amortizations, etc., to maintain the rights attaching to the pledged assets. He/she relieves the Bank of all responsibility in this regard. Moreover, the Bank will be entitled, but not obligated, to exercise all those rights and to make decisions which are the prerogative of the Pledgor or the owner of the pledged assets. In particular, in the event of termination of a claim secured by the pledge, the Bank is entitled, but not obligated, to directly terminate the claims against the mortgagor arising from the pledged mortgage deeds and to exercise all rights against the mortgagor in its own name. For pledged mortgage deeds, particularly mortgage notes in the name of the owner, it is hereby agreed that the Bank is entitled to terminate these with a notice period of three months to the end of the month. If the Client defaults on the payment of interest or amortization, the Bank is entitled to terminate with immediate effect. The Bank is thus authorized to directly collect the principal, interest, and other income generated by the mortgages and also to enforce the claims for rent in accordance with Article 806 of the SCC as if it were the actual owner of the title or mortgage claim. In the case of the sale or fragmentation of the pledged properties, the rights accruing to the mortgage holder creditor pursuant to Articles 832, 833, and 852 of the SCC will be solely vested in the Bank for the duration of the pledge relationship. The Pledgor undertakes to forward to the Bank all associated notices that come to his/her attention without delay and to accept the Bank’s decisions. Non-compliance will cause the claims to fall due immediately. In the case of pledged mortgage deeds (particularly mortgage notes in the name of the owner), the right of lien will cover the current annual interest as well as the annual interest accrued since the date of issue. Interest will be charged at 5% p.a. If, however, a higher rate or a higher maximum interest rate is specified, the latter will be deemed agreed. The Bank may draw on the principal and interest of pledged mortgage deeds separately, and in part or whole, as collateral for its claims.

To be completed by the Bank
105030 Client no. (CIF) of Pledgor 0835-2394803-5

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8.     The assets pledged hereunder will also serve to secure the Bank’s claims against the Client resulting from outstanding credit card payments. The Pledgor hereby confirms that the Bank is authorized in this context to cover the Client’s outstanding credit card payments (including charges and costs), without providing the Client or the Pledgor with notification or a deadline, by liquidating the assets pledged hereunder by private contract (including by purchasing them itself) and applying the resulting proceeds against the outstanding payments, as soon as the Client is in arrears with these payments. If the credit card relationship is terminated, the pledged assets may be retained until all outstanding credit card amounts (including charges and costs) incurred before termination of the credit card relationship or during collection proceedings have been paid in full, but in any case for at least three months after the termination of the credit card relationship.

9.     For all other matters, the Bank’s General Conditions and Safe Custody Regulations, with which the Pledgor is familiar, apply.

10.   The place of performance is the location specified in the Bank’s address.

If the Pledgor’s current or future place of residence or domicile is outside Switzerland, the place of performance is also the place of enforcement (special domicile pursuant to Article 50, para. 2 of the Federal Law on Debt Enforcement and Bankruptcy).

All the Pledgor’s legal relationships with the Bank are governed by Swiss law, to the exclusion of the conflict of laws provisions of Swiss private international law.

The exclusive place of jurisdiction for all legal proceedings is Zurich or the place of business of the Swiss branch of the Bank with which the contractual relationship exists or the respondent’s registered office or place of domicile. Mandatory places of jurisdiction prescribed by law remain reserved.

Place, date		Signature of Pledgor

Panama, 05.09.2018	✘

Place, date		Signature of Pledgor

Zurich, 10. 09. 2018	✘

Place, date		Signature of Pledgor

✘

Place, date		Signature of Pledgor

✘

Place, date		Signature of Pledgor

✘

To be completed by the Bank
105030 Client no. (CIF) of Pledgor 0835-2394803-5

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